Exhibit 10.60

SIXTH AMENDMENT TO THE TRUIST FINANCIAL CORPORATION 401(K) SAVINGS PLAN (August 1, 2020 Restatement)
WHEREAS, the Truist Financial Corporation 401(k) Savings Plan (the "Plan"), formerly named the BB&T Corporation 401(k) Savings Plan, was originally adopted effective as of July 1, 1982;
WHEREAS, the Plan was most recently restated effective as of August 1, 2020;
WHEREAS, under Section 9.3 of the Plan, an officer who is an Executive Manager of Truist Financial Corporation (the “Company”) has the authority to amend the Plan to, among other things, provide for the merger of another plan into the Plan, and make any other amendment if the financial impact on the Company of such amendment is below the Sarbanes Oxley materiality threshold as determined by the Company's Chief Financial Officer (or officer with similar authority);
WHEREAS, it has been determined that the financial impact on the Company of this amendment is below the Sarbanes Oxley materiality threshold; and
WHEREAS, the amended provisions herein that have a retroactive effective date, are adopted in accordance with Revenue Procedure 2021-30, section 4.05(2).
NOW, THEREFORE, effective as provided below, the Plan is hereby amended in the respects hereinafter set forth:
1.    Effective January 1, 2023, Section 3.1(a) is deleted in its entirety and replaced with the following:

2.1.1    Amount of salary reduction contributions; Excess elective deferrals. Each eligible employee who becomes a participant and is in service may elect in the manner provided by the Committee to reduce his compensation by a percentage not less than 0.01 percent and not more than 50 percent. The amount of the participant’s salary reduction shall be contributed by the Participating Employer to the trust for each plan year as a salary reduction contribution in accordance with the provisions of Section 2.1.2. No participant shall be permitted to have elective deferrals made under this plan, or any other qualified plan maintained by the Company or an affiliated employer during any taxable year, in excess of the dollar limitation contained in Section 402(g) of the Code in effect for such taxable year, except to the extent permitted under Section 2.1.6 and Section 414(v) of the Code (the “maximum dollar limit”). In the event of an excess elective deferral (determined by taking into account only the plan and any other plans maintained by an affiliated employer), the Participating Employer shall notify the Committee in writing on behalf of the participant of such excess elective deferral and the amount thereof shall be adjusted for income and losses allocable thereto and distributed to the

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participant (a “corrective distribution”) no later than the April 15 following the end of the taxable year during which such excess elective deferral was made. The income or loss allocable to excess elective deferral equals the allocable gain or loss through the end of the plan year, and no income or loss is allocable to the gap period. The excess elective deferral which otherwise would be distributed to the participant shall be reduced in accordance with Treasury regulations by the amount of any excess contributions distributed previously to the participant. If the participant is also a participant in another plan or arrangement under which elective deferrals were made and the elective deferrals made under such other plan or arrangement and this plan in the aggregate exceed the maximum dollar limit for such participant’s taxable year, then not later than April 1 following the close of the taxable year during which the excess elective deferral was made, the participant may notify the Committee in writing that all or part of the salary reduction contribution made on his behalf under the plan represents an excess elective deferral for his preceding taxable year and request that his salary reduction contribution under the plan be reduced by a specified amount. The specified amount shall be adjusted for income and loss allocable thereto in the same manner as heretofore provided in this Section 2.1.1. In no event may the participant receive from the plan as a corrective distribution with respect to a plan year an amount in excess of such participant’s salary reduction contributions under the plan for the plan year, as adjusted for income and losses allocable thereto. Distributions of excess elective deferrals to participants may be made notwithstanding any other provision of the plan or Code. The amount of any excess elective deferral distributed to the participant pursuant to this Section 2.1.1 shall not be treated as an annual addition for purposes of Section 19.

BE IT FURTHER RESOLVED, that effective as of the date hereof, that the appropriate officers of Truist Financial Corporation are hereby empowered to approve or authorize, as the case may be, such further action and the preparation, execution, and delivery of all such instruments and documents, and each of them hereby is, authorized to take all further action and to execute and deliver such further instruments and documents, in the name of the Company, with such modifications not materially affecting their provisions as he or she may deem necessary or appropriate in order to fully carry out the intent and accomplish the purpose of the foregoing amendments.
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Executed on this 18     of     December    , 2023

TRUIST FINANCIAL CORPORATION

By:     /s/ Ellen Fitzsimmons

Title: Chief Legal Officer and Head of Public
Affairs

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